UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                 SCHEDULE 13D/A


                               (Amendment No. 14)


                    Under the Securities Exchange Act of 1934


                           Argonaut Technologies, Inc.
                           ---------------------------
                                (Name of Issuer)


                         Common Stock, $.0001 par value
                         ------------------------------
                         (Title of Class of Securities)


                                    040175101
                                    ---------
                                 (CUSIP Number)


                                Seymour Holtzman
                             c/o Jewelcor Companies
                            100 N. Wilkes Barre Blvd.
                        Wilkes Barre, Pennsylvania 18702
                                 (570) 822-6277
                                 --------------
                     (Name, Address and Telephone Number of
                      Person Authorized to Receive Notices
                               and Communications)


                                   May 26, 2005
                                   -----------
                      (Date of Event which Requires Filing
                               of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition which is the subject of this Schedule 13D, and is filing this schedule because of ss.ss. 240.13d-1(e), 240.13d-1(f), or 240.13d-1(g), check
the following box: |_|

                                  SCHEDULE 13D

CUSIP No. 040175101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Seymour Holtzman
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                            (b)   [x]
--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

     NA
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                            |_|
--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
--------------------------------------------------------------------------------
                            7)    SOLE VOTING POWER
NUMBER OF                         1,941,265
SHARES                    ------------------------------------------------------
BENEFICIALLY                8)    SHARED VOTING POWER
OWNED BY                          none
EACH                      ------------------------------------------------------
REPORTING                   9)    SOLE DISPOSITIVE POWER
PERSON                            1,941,265
WITH                      ------------------------------------------------------
                           10)    SHARED DISPOSITIVE POWER
                                  none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      See Item 5
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                              |_|
--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.34%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 040175101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Evelyn Holtzman
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                            (b)   [x]
--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      NA
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                            |_|
--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S.
--------------------------------------------------------------------------------
                            7)    SOLE VOTING POWER
NUMBER OF                         none
SHARES                  --------------------------------------------------------
BENEFICIALLY                8)    SHARED VOTING POWER
OWNED BY                          none
EACH                    --------------------------------------------------------
REPORTING                   9)    SOLE DISPOSITIVE POWER
PERSON                            none
WITH                    --------------------------------------------------------
                           10)   SHARED DISPOSITIVE POWER
                                 none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None -- See Item 5
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                     [x]
--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      IN
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 040175101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Jewelcor Management, Inc.                       23-2331228
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                            (b)   [x]
--------------------------------------------------------------------------------
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS

      WC
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                            |_|
--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Nevada
--------------------------------------------------------------------------------
                             7)    SOLE VOTING POWER
NUMBER OF                          1,941,265
SHARES                   -------------------------------------------------------
BENEFICIALLY                 8)    SHARED VOTING POWER
OWNED BY                           none
EACH                     -------------------------------------------------------
REPORTING                    9)    SOLE DISPOSITIVE POWER
PERSON                             1,941,265
WITH                     -------------------------------------------------------
                            10)    SHARED DISPOSITIVE POWER
                                   none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      See Item 5
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                       |_|
--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      9.34%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 040175101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      S.H. Holdings, Inc.
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                            (b)   [x]
--------------------------------------------------------------------------------
3)    SEC USE ONLY

______________________________________________________________________________
4)    SOURCE OF FUNDS

      NA
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                            |_|
--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Delaware
--------------------------------------------------------------------------------
                            7)    SOLE VOTING POWER
NUMBER OF                         none
SHARES                   -------------------------------------------------------
BENEFICIALLY                8)    SHARED VOTING POWER
OWNED BY                          none
EACH                     -------------------------------------------------------
REPORTING                   9)    SOLE DISPOSITIVE POWER
PERSON                            none
WITH                     -------------------------------------------------------
                           10)    SHARED DISPOSITIVE POWER
                                  none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None -- See Item 5
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                 [x]
--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

                                  SCHEDULE 13D

CUSIP No. 040175101
-------------------

1)    NAME OF REPORTING PERSON
      S.S. OR I.R.S. IDENTIFICATION NO. OF ABOVE PERSON
      Jewelcor Inc.
--------------------------------------------------------------------------------
2)    CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP      (a)   |_|
                                                            (b)   [x]
--------------------------------------------------------------------------------
3)    SEC USE ONLY

--------------------------------------------------------------------------------
4)    SOURCE OF FUNDS

      NA
--------------------------------------------------------------------------------
5)    CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO
      ITEMS 2(d) OR 2(e)                                            |_|
--------------------------------------------------------------------------------
6)    CITIZENSHIP OR PLACE OF ORGANIZATION

      U.S. Pennsylvania
--------------------------------------------------------------------------------
                            7)    SOLE VOTING POWER
NUMBER OF                         none
SHARES                   -------------------------------------------------------
BENEFICIALLY                8)    SHARED VOTING POWER
OWNED BY                          none
EACH                     -------------------------------------------------------
REPORTING                   9)    SOLE DISPOSITIVE POWER
PERSON                            none
WITH                     -------------------------------------------------------
                           10)    SHARED DISPOSITIVE POWER
                                  none
--------------------------------------------------------------------------------
11)   AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

      None -- See Item 5
--------------------------------------------------------------------------------
12)   CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES
                                                    [x]
--------------------------------------------------------------------------------
13)   PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

      0%
--------------------------------------------------------------------------------
14)   TYPE OF REPORTING PERSON

      CO
--------------------------------------------------------------------------------

                                  Introduction.

     This amends and supplements the Schedule 13D dated May 14, 2004, as amended by Amendment No. 1 thereto dated May 18, 2004, Amendment No. 2 thereto dated May 19, 2004, Amendment No. 3 thereto dated May 26, 2004, Amendment No. 4 thereto dated August 3, 2004, Amendment No. 5 thereto dated August 6, 2004, Amendment No. 6 thereto dated August 19, 2004, Amendment No. 7 thereto dated September 22, 2004, Amendment No. 8 thereto dated September 30, 2004, Amendment No. 9 thereto dated November 4, 2004, Amendment No. 10 dated November 12, 2004, Amendment
No. 11 dated January 26, 2005, Amendment No. 12 dated March 1, 2005 and Amendment No. 13 dated May 12, 2005 (the "Schedule 13D"), filed with the Securities and Exchange Commission by Seymour Holtzman, Evelyn Holtzman, Jewelcor Management, Inc. ("JMI"), S.H. Holdings, Inc. and Jewelcor
Incorporated (collectively, the "Reporting Persons") with respect to the common stock, $.0001 par value (the "Common Stock"), of Argonaut
Technologies, Inc., a Delaware corporation (the "Issuer").

Item 3. Source and Amount of Funds or Other Consideration.

         Item 3 of the Schedule 13D, "Source and Amount of Funds or Other Consideration," is amended and supplemented by adding the following:

	The aggregate purchase price of the common stock covered by this amendment is $261,355, including brokerage fees and commissions. The purchases were funded by working capital and/or margin loans from Fidelity Brokerage Services and Spear, Leeds & Kellogg. This extension of margin credit was in the ordinary course of business.


Item 5.  Interest in Securities of the Issuer.

         Item 5 of the Schedule 13D, "Interest in Securities of the Issuer," is amended and supplemented by adding the following:

         As of June 1, 2005, JMI beneficially owns an aggregate of 1,941,265 shares of Common Stock. Based upon the Issuer's Form 10-Q filed May 12, 2005 with the SEC, the number of shares of the Issuer's
Common Stock outstanding on April 30, 2005 was 20,773,762 shares. JMI beneficially owns approximately 9.34% of said outstanding shares.

         As of June 1, 2005, the Reporting Persons beneficially own an aggregate of 1,941,265 shares of Common Stock which, based on 20,773,762 shares of Common Stock outstanding, represents approximately 9.34% of said outstanding shares.

	The schedule attached as Exhibit 21 and incorporated by reference herein describes transactions in the Common Stock effected by the Reporting Persons since the filing of Amendment 13.

Item 7. Material to be filed as Exhibits.

	Exhibit 21 - Stock Purchase Transactions.

                                   SIGNATURES
                                   ----------

            After reasonable inquiry and to the best knowledge and belief of the undersigned, the undersigned certify that the information set forth in this Statement is true, complete and correct.

Dated:      June 2, 2005

                                       JEWELCOR MANAGEMENT, INC.

                                       By: /s/ Seymour Holtzman
                                          ------------------------------
                                          Name:  Seymour Holtzman
                                          Title: President


                                       JEWELCOR INCORPORATED

                                       By: /s/ Seymour Holtzman
                                          -----------------------------
                                          Name:  Seymour Holtzman
                                          Title: President


                                       S.H. HOLDINGS, INC.

                                       By: /s/ Seymour Holtzman
                                          -----------------------------
                                          Name:  Seymour Holtzman
                                          Title: President


                                       /s/ Seymour Holtzman
                                       --------------------------------
                                       Seymour Holtzman


                                       /s/ Evelyn Holtzman
                                       --------------------------------
                                       Evelyn Holtzman